Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (sometimes, “Agreement”) is made and entered into as of the Closing Date (as defined below) between Fisher Scientific International Inc., a Delaware corporation (“Employer” or “Company”), Apogent Technologies Inc., a Wisconsin corporation (“Former Employer”), and Frank H. Jellinek, Jr. (“Employee”).

WITNESSETH:

WHEREAS, Former Employer and Employee are parties to an employment agreement dated as of September 8, 2003 (the “Former Employment Agreement”);

WHEREAS, Former Employer entered into an Agreement and Plan of Merger with the Company and Fox Merger Corporation dated March 17, 2004 (the “Merger Agreement”);

WHEREAS, in connection with the transactions contemplated in the Merger Agreement, the Company and the Employee desire to enter into this Employment Agreement relating to the employment of the Employee by the Company; and

WHEREAS, Company and Employee intend that the Employment Agreement supercede and replace the Former Employment Agreement in its entirety;

NOW, THEREFORE, Employee and Employer, in consideration of the agreements, covenants and conditions herein, hereby agree as follows:

     1. Basic Employment Provisions.

          (a) Employment and Term. Effective as of the Closing Date (as defined in the Merger Agreement), Employer hereby employs Employee as Chairman Emeritus and Employee agrees to be employed by Employer in such capacity, for a period commencing on the Closing Date and continuing thereafter until terminated, by one of the means provided herein, by the Employee or Employer.

          (b) Duties. Employee shall, as Chairman Emeritus, be subject to the direction and supervision of the Chairman or Vice Chairman of the Board of Directors of Employer (the “Board”). Employee shall have those duties and responsibilities that are assigned to him by the Chairman or Vice Chairman of the Board, which duties Employee shall faithfully perform to the best of his abilities. Employee shall be required to devote his full working time to the performance of his duties hereunder; provided, however, that nothing herein shall prevent Employee from performing his duties hereunder from time to time from Sun Valley, Idaho.

     2. Compensation.

          (a) Salary.

               (i) As base compensation for the services to be rendered by Employee hereunder, Employer shall pay to Employee an initial annual base salary at the rate of $803,000. Such salary shall accrue and be payable in accordance with the payroll practices of Employer in effect from time to time. All such payments shall be subject to any deductions and withholdings required by applicable law.

               (ii) During his employment by Employer, Employee shall be eligible for consideration for merit salary increases. Such increases shall be at the sole discretion of the Board and nothing herein contained shall be construed as granting Employee a vested right to any such increases.

               (iii) If during his employment, Employee fails to perform his duties on account of illness or other incapacity, his base salary will be reduced by the amount of any statutory disability benefits and disability income benefits which he receives.

          (b) Benefits. In addition to his salary, Employee shall be entitled, while employed by Employer, to employee benefits (including, without limitation, long-term care insurance benefits to be reimbursed by the Employee) and other benefits provided to him by the Former Employer prior to the Closing Date (which benefits may be amended in the same manner as benefits applicable to senior executives of Former Employer; provided, however, that in no event may such benefits be less than the benefits to which Employee was entitled immediately prior to the Closing Date and in no event may his benefits under the Sybron Corporation Unfunded Salaried Pension Plan, effective January 1, 1976, as amended and restated January 1, 1993, be reduced) (“Benefit Plans”) and to participate in the Employer’s equity-based compensation plans; provided, however, that the Employee shall not be eligible to participate in any bonus or incentive compensation plans of the Employer or Former Employer.

          (c) Expense Reimbursement. During his employment, Employer shall reimburse Employee, upon the submission of properly documented expense account reports, for all reasonable travel and entertainment expenses incurred by Employee in the course of his employment with Employer.

     3. Termination of Employment.

          (a) Employee may terminate his employment with Employer for any reason, at any time, by providing Employer with a written notice, at least forty-five (45) days in advance of the termination date, of his desire to terminate his employment.

          (b) The Board may terminate Employee’s employment with Employer for any reason or no reason, by providing Employee with a written notice, at least ninety (90)

days in advance of the termination date, of its desire to terminate Employee’s employment.

          (c) The Board may terminate Employee’s employment with Employer for cause, at any time, with or without advance notice. For the purposes of this Agreement, “cause” shall be deemed to be a willful and material breach of this Agreement, fraud, dishonesty, competition with Employer or any subsidiary or affiliate of Employer, unauthorized use of Employer’s or any of its subsidiaries’ or affiliates’ trade secrets or confidential information or continued gross neglect by Employee of the duties assigned to him (if such neglect continues for 30 days after written notice by the Board to Employee specifying the duties being neglected by Employee).

          (d) Employee’s employment with Employer shall terminate automatically upon the death of Employee.

          (e) The Board may terminate Employee’s employment with Employer at any time, with or without advance notice, upon the total disability of Employee. For the purposes of this Agreement, “total disability” shall be deemed to have occurred if Employee shall have been unable to perform his duties hereunder due to mental or physical incapacity for a period of six consecutive months.

     4. Compensation Upon Termination.

          (a) If Employee’s employment is terminated by the Employer for any reason other than cause (including termination of Employee’s employment due to Employee’s death), Employee (or in the event of termination of employment due to Employee’s death, Employee’s spouse or estate) shall be entitled to continue to receive, from the date the employment terminates, (i) Employee’s then current monthly base salary for a period of twenty-four (24) months and (ii) the benefit set forth in Section 4(d).

          (b) If Employee’s employment is terminated by the Employee for any reason (an “Employee Termination”), the Employee shall be entitled to continue to receive, (i) for a 24-month period following such Employee Termination, a monthly amount equal to 50% of the Employee’s monthly base salary as of the termination date and (ii) the benefit set forth in Section 4(d).

          (c) Upon any termination of Employee’s employment, the Company shall pay to Employee, in addition to (i) accrued but unpaid (1) base salary and (2) vacation pay and (ii) any unreimbursed expenses that have been properly incurred by Employee, all amounts to which Employee is entitled under any of the Benefit Plans (including, without limitation, Employee’s benefit due under any supplemental executive retirement program) in accordance with the terms of such plans. Any payments due under a Benefit Plan shall be made at the time the payments are due under the terms of the Benefit Plan.

          (d) Following (i) termination of Employee’s employment by the Employer for any reason other than cause or (ii) an Employee Termination, for the longer of (A) twenty-four

(24) month period after termination of Employee’s employment and (B) the period ending on Employee’s 65th birthday, the Company shall arrange to provide Employee with health insurance benefits substantially similar to those which Employee was receiving or entitled to receive immediately prior to the termination; provided, however, that such health insurance benefits shall be reduced to the extent comparable benefits are actually received by Employee during such period, and any such benefits actually received by Employee shall be reported to the Company.

          (e) Employee shall not be required to mitigate the amount of any payment provided for in this Section 4 by seeking other employment or otherwise nor (except as otherwise provided in this Section 4) shall the amount of any payment or benefit provided for in this Section 4 be reduced by any compensation earned by Employee as the result of employment by another employer or by retirement benefits received after the date of termination. Notwithstanding the above, any payments provided for in this Section 4 shall be reduced by the amount of any statutory disability benefits and disability income benefits received by the Employee with respect to the same period.

     5. Certain Additional Payments by the Company.

          (a) If as a result of payments by the Company, the Former Employer, or any other person or entity (whether pursuant to this Employment Agreement or otherwise), the Employee is required, pursuant to Section 4999 of the Code of 1986, as amended, (the “Code”), to pay an excise tax (the “Excise Tax”) on “excess parachute payments” as defined in Section 280G of the Code, the Company shall promptly pay the Employee the amount or amounts (a “Gross-Up Payment”) that are necessary to place the Employee in the same after-tax financial position that he would have been in if he had not incurred any tax liability under Section 4999 of the Code.

          (b) The Employee shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Employee is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Employee shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Employee in writing prior to the expiration of such period that it desires to contest such claim, the Employee shall:

               (i) Give the Company any information reasonably requested by the Company relating to such claim,

               (ii) Take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

               (iii) Cooperate with the Company in good faith in order effectively to contest such claim, and

               (iv) Permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Employee harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Employee to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Employee agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Employee to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Employee, on an interest-free basis and shall indemnify and hold the Employee harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Employee shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

     6. Assignment.

          (a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle Employee to compensation from the Company in the same amount and on the same terms as Employee would be entitled hereunder if Employer had terminated Employee’s employment hereunder without cause.

          (b) This Agreement shall inure to the benefit of and be enforceable by Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Employee should die while any amount would still be payable to him hereunder if Employee had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Employee’s spouse or, if there is no spouse, to Employee’s estate.

     7. Confidential Information.

          (a) Non-Disclosure. During Employee’s employment or at any time thereafter, irrespective of the time, manner or cause of the termination of this Agreement, Employee will not directly or indirectly, reveal, divulge, disclose or communicate to any person or entity other than authorized officers, directors and employees of Employer, in any manner whatsoever, any Confidential Information (as hereinafter defined) of Employer without the prior written consent of the Company, except in connection with the fulfillment of his duties hereunder.

          (b) Definition. As used herein, “Confidential Information” means information disclosed to or known by Employee as a direct or indirect consequence of or through his association with Employer and its subsidiaries and affiliates, about Employer or any subsidiary or affiliate of Employer, their businesses, products and practices, including but not limited to trade secrets, know-how, technical information, and financial information, which information is not generally known in the business in which Employer or any subsidiary of Employer is or may become engaged. However, Confidential Information shall not include any information which is (i) available to the public from a source other than Employee, (ii) released in writing by Employer to the public or to persons who are not under a similar obligation of confidentiality to Employer and who are not parties to this Agreement, (iii) obtained by Employee from a third party not under a similar obligation of confidentiality to Employer, or (iv) required to be disclosed by any court process or any government or agency or department of any government.

          (c) Return of Property. Upon termination of Employee’s employment, Employee will surrender to Employer all Confidential Information, including without limitation, all lists, charts, schedules, reports, financial statements, books and records of Employer and all subsidiaries and affiliates of Employer, and all copies thereof, and all other property belonging to Employer and all subsidiaries and affiliates of Employer, provided that Employee shall be accorded reasonable access to such materials subsequent thereto for any proper purpose as determined in the reasonable judgment of Employer.

     8. Agreement Not to Solicit Employees. Employee agrees that, for a period of three (3) years following the termination of his employment, neither he nor any affiliate shall, either alone or on behalf of any business engaged in a business competitive with Employer or any subsidiary of Employer, solicit or induce, or in any manner attempt to solicit or induce, any person employed by, an agent of, Employer or any subsidiary of Employer to terminate his or its employment, agency, or business relationship, as the case may be, with the Employer or such subsidiary.

     9. Assignment of Inventions. Employee agrees that he will assign to Employer or its appropriate subsidiary all inventions, discoveries and improvements relating to its lines of business, conceived or made by him solely or jointly with others during his employment, and to execute, upon request, whether during his employment or thereafter, any and all applications for patents, assignments and other papers which Employer or its counsel may deem necessary or appropriate for securing to it in all countries, exclusive rights in all such inventions, discoveries and improvements.

     10. Noncompetition. During the term of Employee’s employment with the Company and for a two-year period thereafter, Employee will not, directly or indirectly, within the Territory described below:

          (a) engage in, continue in or carry on any business which competes with the business conducted by the Company, including owning or controlling any financial interest in any corporation, partnership, firm or other form of business organization which is so engaged;

          (b) consult with, advise or assist in any way, whether or not for consideration, any corporation, partnership, firm or other business organization which is a competitor of the Company in any aspect with respect to the business conducted by the Company including, but not limited, to, advertising or otherwise endorsing the products of any such competitor; soliciting customers or otherwise serving as an intermediary for any such competitor; loaning money or rendering any other form of financial assistance to or engaging in any similar form of business transaction with any such competitor; provided, however, the foregoing prohibition does not extend to passive ownership of less than 1% of the outstanding stock of any entity whose stock is traded on an established stock exchange or quoted on NASDAQ. For purposes hereof, “Territory” is defined as any county or similar geographic subdivision in which Company conducts business. The parties intend that this noncompete covenant shall be construed as separate covenants, one for each county and subdivision to which the covenant applies. In the event a court of competent jurisdiction determines that the provisions of this covenant not to compete are excessively broad as to duration, geographic scope or activity, it is expressly agreed that this covenant not to compete shall be construed so that the remaining provisions shall not be affected, but shall remain in full force and effect, and any such over broad provisions shall be deemed, without further action on the part of any person, to be modified, amended and/or limited, but only to the extent necessary to render the same valid and enforceable in such jurisdiction.

     11. No Violation. Employee represents and warrants to Employer that the execution, delivery and performance of this Agreement by Employee does not, with or without the giving of notice or the passage of time, or both, conflict with, result in a default, right to accelerate or loss of rights under any provision of any agreement or understanding to which Employee or his affiliates are a party or by which Employee, or to the best knowledge of Employee, Employee’s affiliates may be bound or affected.

     12. Captions. The captions, headings and arrangements used in this Agreement are for convenience only and do not in any way affect, limit or amplify the provisions hereof.

     13. Notices. All notices required or permitted to be given hereunder shall be in writing and shall be deemed delivered when actually received or, if mailed, whether or not actually received, two days after deposited in the United States mail, postage prepaid, registered or certified mail, return receipt requested, addressed to the party to whom notice is being given at the specified address or at such other address as such party may designate by notice:

Former Employer:	Apogent Technologies Inc.
30 Penhallow Street
Portsmouth, NH 03801
Attention: General Counsel

Employee:	Frank H. Jellinek, Jr.
c/o Apogent Technologies Inc.
30 Penhallow Street
Portsmouth, NH 03801

Employer:	Fisher Scientific International Inc.
One Liberty Lane
Hampton, NH 03842

     14. Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement, provided that if any of the limitations set forth in Sections 7, 8, 9 and 10 shall be determined to be unreasonable by any court, the parties agree that the provisions of such Section shall be reduced to such lesser limitations as are determined to be reasonable; the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement.

     15. Amendments. This Agreement may be amended only by an instrument in writing duly executed by an officer of Employer expressly authorized by the Board to do so and by Employee.

     16. Waiver. No delay or omission by either party hereto to exercise any right or power hereunder shall impair such right or power or be construed as a waiver thereof. A waiver by either of the parties hereto of any of the covenants to be performed by the other or of any breach thereof shall not be construed to be a waiver of any succeeding breach thereof or of any other covenant herein contained. All remedies provided for in this Agreement shall be cumulative and in addition to and not in lieu of any other remedies available to either party at law, in equity or otherwise.

     17. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall constitute an original, and all of which together shall constitute one and the same agreement.

     18. Governing Law. This Agreement shall be construed and enforced according to the laws of the State of New Hampshire.

     19. Legal Fees. Employer shall pay to Employee all legal fees and expenses incurred by Employee in contesting or disputing any termination or in seeking to obtain or enforce any right or benefit provided by this Agreement.

     20. Final Agreement. This Agreement supersedes any other employment agreement (including the Former Employment Agreement) that Employee may have had with the Former Employer or any affiliate thereof prior to the Closing Date.

*****

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

APOGENT TECHNOLOGIES INC.

By:	/s/ Michael K. Bresson

Title: Executive Vice President – General Counsel and Secretary

EMPLOYEE:

By:	/s/ Frank H. Jellinek, Jr.

Frank H. Jellinek, Jr.

FISHER SCIENTIFIC INTERNATIONAL INC.

By:	/s/ Todd M. DuChene

Title: Vice President, General Counsel and Secretary